Centrus

Fueling the Future of Nuclear Power

2016 Executive Incentive Plan
Plan Document and Summary Plan Description
(Annual Awards, Long-Term Incentive Cash Awards, Equity Awards)

Purpose

The purpose of this 2016 Executive Incentive Plan (the "2016 Incentive Plan" or "Plan"), is to motivate executives and other key employees of Centrus and its affiliates (collectively, the "Company") to make extraordinary efforts to increase the value of the Company's shares and to achieve goals that are important to the Company in 2016 and beyond. The Plan arises under and is subject to the terms of the Centrus 2014 Equity Incentive Plan, as may be amended and/or restated from time to time (the "Equity Incentive Plan"). In the event of a conflict or inconsistency between the terms of this Plan and the terms of the Equity Incentive Plan, the Equity Incentive Plan shall control. If not otherwise defined herein, capitalized terms within this Plan shall have the same meaning as provided under the Equity Incentive Plan.

Overview

The Plan provides for three types of Awards that may be granted in 2016: an Annual Incentive Award ("Annual Award") payable in cash, a 3-Year Long-Term Incentive Cash Award ("LT Incentive Cash Award"), and an equity denominated award ("Equity Award") in which the participant may participate in the increase in the value of Centrus shares over a 3-year performance period and may be settled as cash, in shares of Centrus common stock or as a combination of both.

A. **Eligibility for Participation** – Participants in the 2016 Executive Incentive Plan are recommended by management and are approved by the Compensation, Nominating and Governance Committee (the "Committee") of the Centrus Board of Directors.

2016 Annual Incentive Plan

I. EFFECTIVE DATE

The Annual Incentive Plan's effective date (the "Effective Date") is January 1, 2016.

II. ANNUAL AWARDS

A. **Target Awards** – The Performance Period for Annual Awards shall be the period from January 1, 2016 through December 31, 2016. Individuals who become participants in the Plan after the Effective Date may have their Target Award prorated to reflect their participation date. The proration will be calculated based on the participant's number of days in 2016 as a participant in the Plan over 366.

1. The target Annual Award under the Plan for each participant for the applicable Performance Period (the "Target Annual Award") shall be approved by the Compensation, Nominating and Governance Committee (the "Committee") of the Centrus Board.

2. The Company, at its discretion, may authorize a final award of zero up to 150% of the Target Award based on outstanding performance in the achievement of the approved goals.

B. **Target Award Pool** – Target Awards will be established for each participant based on a percentage of their base salary and their level within the Corporation (see Attachment I). The sum of the target awards for all participants equals the Target Award Pool.

Participants	Title	Total Base Salary	Bonus Target (%)	Target Award Pool ($)
1	XYZ	$200,000	60%	$ 120,000
27	XYZ	$180,000	40%	$ 72,000
		$ 7,155,852		$ 4,338,932

C. **Final Award Pool** – At the end of the performance period, the Compensation Committee will evaluate Management's performance relative to the Corporate Goals. The Committee will establish an achievement level as a percentage from 0% to 150% based on the degree to which the goals were met. A Final Award Pool will be established by multiplying the Target Award Pool by the Corporate Goal achievement level, the sum of which creates the Final Award Pool. The sum of the total awards made cannot exceed the Final Award Pool without the consent of the Compensation Committee.

Participants	Title	Total Base Salary	Bonus Target (%)	Target Award Pool ($)
1	XYZ	$200,000	60%	$ 120,000
27	XYZ	$180,000	40%	$ 72,000
		$ 7,155,852		$ 4,338,932

2016 Pool Calculation (Example)	
Year-End Corporate Goal Achievement	Total Award Pool
	$109,200
91%	
	$65,520
Times	$ 3,948,428

III. ESTABLISHING GOALS

A. **Corporate Goals** – Corporate Goals shall be designated from among the various performance criteria under the 2014 Equity Incentive Plan and approved by the Committee.

1. The Committee has approved 12 Corporate Goals for 2016.
    i. Each goal has sub-goals or performance metrics that define 100% achievement for each goal.
    ii. The Committee will have the discretion to adjust any goal or target where it believes that such an adjustment is appropriate in supporting business objectives.

2. The Corporate Goals represent key business outcomes for each of the Corporation's Business Units (LEU, Field Operations, Corporate) that must be accomplished over the course of the year.

3. Goals are weighted to recognize their importance in achieving business success in 2016.

B. **Certification of Performance** – Following the completion of the Performance Period for the Annual Award, the CEO will review the achievement of the Corporate Goals and will recommend to the Committee a proposed level of performance, with

appropriate supporting documentation. The Committee will determine a final level of achievement for each Business Unit and Certify an overall level of performance on the Corporate Goals.

C. **Final Award** – The participant's individual Target Award will be multiplied by the achievement level of the Corporate Goals as certified by the Committee (0% to 150%). This will establish the individual's Final Target Award. Management will then, based on its assessment of the individual's performance throughout the year, determine each individual's Final Award as (0% to 150%) of the Final Target Award. The sum of all Final Awards cannot exceed the Final Award Pool.

   1. The CEO will review and approve the individual Final Award rating for each participant. The Committee will review and approve the Individual Performance rating for the CEO and each of his direct reports.

IV. TIME AND FORM OF PAYMENT

Annual Awards will be paid only following the Committee's certification of the level of attainment of the applicable Corporate Goals, and except as expressly provided in Section I of "Plan Administration", such payment will be conditioned on the participant's continued employment with the Company on the payment date. Such awards, when earned, will be paid in cash in a lump sum, subject to applicable withholding and subject to Section 19.1 of the Equity Incentive Plan, including any compensation recovery or "clawback" policy the Company may have in effect at the time the Award is paid.

A. **Annual Awards** – Payment of Annual Awards, to the extent earned, will be made as soon as possible after the Committee's certification of the level of attainment of the applicable Performance Goal(s) after the end of the applicable Performance Period, but in no event earlier than January 2, 2017 or later than the March 15, 2017.

Three-Year Long-Term Incentive Plan

I. PLAN DESIGN/PERFORMANCE PERIOD

The Long-Term Incentive Plan ("LTIP") is designed to reward performance over a 3-year period, from January 1, 2016 through December 31, 2018. It is designed to focus management efforts on achieving strategic goals that require multi-year efforts. It is also designed to build on the tactical results achieved on an annual basis.

A. The LTIP has two components:
   1. **Long-Term Cash Award** – A cash award tied to the achievement of specific strategic business transition goals over the 3-year performance period.

2. **Equity Denominated Award** – An award tied to the appreciation of the share price of Centrus Class A common stock over the 3-year performance period.

II. LONG-TERM INCENTIVE CASH AWARD

The Plan provides for a Long-Term Incentive Cash Award (the "Long-Term Cash Award"). The 2016 Long-Term Cash Award has a Performance Period of three years.

A. **Target Award** – Each participant will have a target award equal to 90% of their base salary at the start of the Performance Period.
   1. The participant may receive between 0% and 150% of their target award based on the Corporation's achievement of the long-term goals.
   2. The participant's award will be determined by multiplying their target award times the Corporation's achievement relative to the long-term goals as certified by the Compensation Committee. Each participant will be evaluated based on the same Corporate Goals.
   3. Awards will be paid after the end of the 3-year performance period but no later than March 15, 2019.

B. **Performance Goal(s)** - The Performance Goals for the Performance Period's Target Long-Term Award are set by the Committee.

   1. Such Performance Goal(s) may, in the Committee's discretion, include a threshold level of performance, below which no Long-Term Award will be paid, and a maximum level of performance at which 150% of the target Long-Term Award may be paid. The Committee may provide for interpolation for performance between the threshold and target performance and between target and maximum performance.

   2. Management will periodically update the Committee on performance relative to the Performance Goal(s).

   3. The Committee will have the discretion to adjust any goal or target where it believes that such an adjustment is appropriate in supporting business objectives.

   4. No later than March 15th after the end of the applicable Performance Period, the Committee will certify the level of achievement for the applicable Long-Term Performance Goals, and based on the level of achievement, the amount of the Long-Term Award.

C. **Establishment of a Long-Term Award** – Under the terms of the Equity Incentive Plan, a new Long-Term Award may be established each year, with its own Performance Period and unique Performance Goals.

II. EQUITY DENOMINATED AWARD

Under the terms of the Equity Incentive Plan, the Committee can authorize an award of equity to individuals. Such an award may be any form of equity identified in the Plan. This would include: restricted stock, restricted stock units, share appreciation rights, performance shares or stock options. Incentives tied to the appreciation of Centrus common stock increases the alignment between management and shareholders.

A. **Target Award** – 10% of the participant's annual base salary at the start of the Performance Period will be used to determine a notional award of Centrus stock. This amount will be divided by the share price of Centrus Common stock at the start of the Performance Period and the result will be an equivalent number of notional shares. The number will be rounded up or down to the nearest full share.

Initial Share Calculation

Base Salary	*(Times)*	3-Year Equity Target	*(Equals)*	Equity Portion Cash Value	*(Divided by)*	Starting Share Price	*(Equals)*	Notional Shares
$250,000		10%		$25,000		$1.32		18,939

B. **Notional Award** – The notional award shall be in the form of stock appreciation rights. The participant will not receive actual shares but the equity cash value will be tracked as a notional award and the number of notional shares and the price per share will be used to calculate the appreciation of Centrus shares over the performance period. This notional award will not convey any rights to the participant to receive actual shares, sell shares or have voting rights based on the notional shares.

C. **Final Award** – At the end of the 3-year Performance Period, the difference between the starting value of Centrus shares and the ending value of Centrus shares will be calculated by subtracting the starting value from the ending value. That difference will be multiplied by the notional share award to determine the cash value of the award.

Final Award Calculation

Ending Share Price	*(Minus)*	Starting Share Price	*(Equals)*	Share Price Appreciation	*(Times)*	Notional Shares	*(Equals)*	Realized Value
$7.00		$1.32		$5.68		18,939		$107,574

D. **Settlement of the Award –** Any award based on the increase in value of notional shares may be made, in the form of cash, Centrus stock or any combination of the two at the discretion of the Committee. The number of shares to be awarded will be determined by dividing the cash value of the award or partial award by the share price at the time of grant.

E. **Share Vesting –** Should all or a portion of the award be made in the form of Centrus stock, these shares would vest immediately upon award and become taxable to the participant at that time.

III. TIME AND FORM OF PAYMENT

Long-Term Awards will be paid only following the Committee's certification of the level of attainment of the applicable Performance Goal(s), and except as expressly provided in Section I of "Plan Administration" below, such payment will be conditioned on the participant's continued employment with the Company on the payment date. Such awards, when earned, will be paid in cash in a lump sum, as Centrus common stock, or as some combination of the two at the Committee's discretion. Awards will be subject to applicable withholding and subject to Section 19.1 of the Equity Incentive Plan, including any compensation recovery or "clawback" policy the Company may have in effect at the time the Award is paid.

A. **Long-Term Cash Awards –** Payment of any Long-Term Cash Award, to the extent earned, will be made as soon as possible after the Committee's certification of the level of attainment of the applicable Performance Goal(s) after the end of the applicable Performance Period with respect to any Performance Goal, and shall be paid no sooner than January 1, 2019 and no later than March 15, 2019.

B. **Long-Term Equity Awards –** Long-term Equity Awards are based on the appreciation of a share of Centrus Class A Common Stock over the Performance Period. To calculate this value, a starting share price is established using the closing price of Centrus common stock on the first day of trading in the Performance Period. An ending price is established based on the average closing price over the twenty (20) trading days after the release of the 2018 Form 10-K in 2019. The starting price is subtracted from the ending price. The difference is then multiplied by the number of notional shares that were credited to the participant. This amount is the cash value of the equity award. Any equity award will be made as soon as administratively practical after the final share appreciation is calculated, but in no case sooner than twenty-one (21) days after release of the 2018 10-K.

PLAN ADMINISTRATION

I. EFFECT OF TERMINATION OF SERVICE

A. **Death or Disability** – If a participant's employment is terminated due to Death or Disability prior to payment of an Annual Award or Long-Term Award, the participant (or beneficiary, in the case of Death) will be entitled to payment of a pro-rated portion of the applicable outstanding Annual or Long-Term Cash Award of the participant, within 60 days of such termination, without regard to actual performance (i.e., as though the Performance Goal(s) had been attained at the target level). The amount paid will be the participant's Target Annual Award and the Target Long-Term Award for the Performance Period, multiplied by a fraction (the "Proration Fraction"), the numerator of which is the number of days the participant was employed by the Company during the applicable Performance Period and the denominator of which is the number of days in the applicable Performance Period.

B. **Termination Without Cause or Retirement** – Except as provided in Section D. Change in Control, a participant's employment is terminated due to involuntary separation from service by the Company other than for Cause, if a participant has a separation from service for Good Reason (as defined in the participant's Change in Control Agreement), or if a participant Retires (as defined below) prior to the payment of incentive awards, then, the awards shall be paid as follows:

1. The amount payable under both the Annual Incentive and the Long-Term Incentive shall be the amount of the Award that would have been paid based on actual performance had the participant remained actively employed, multiplied by the Pro-Ration Fraction. The Pro-Ration Fraction is determined where the denominator is the total number of days in the performance period and the numerator is the number of days the participant was actively employed by the company during that performance period. The pro-rated Award shall be paid subject to the participant's execution (without revocation) of a general release of claims in substantially the form provided under the Company's Executive Severance Plan.

2. The pro-rated Award shall be paid at the same time and using the same performance results and stock appreciation calculation as Awards paid to participants who remain actively employed by the Company, multiplied by the Pro-Ration Fraction.

3. For this purpose, "Retirement" is defined as having met the age and service requirements to qualify for an unreduced benefit under the Employees'

Retirement Plan of Centrus Energy Corp., regardless of whether the individual was a participant in that plan at the time of their retirement.

C. **Other Termination of Employment** – If the participant incurs a termination of employment for any other reason (not set forth above) prior to payment of an Annual Award or a Long-Term Cash Award, including a voluntary termination of employment, or termination for Cause, such unpaid Award will be forfeited.

D. **Change in Control –** Notwithstanding anything herein or the Executive Severance Plan to the contrary, if a participant's employment is involuntarily terminated by the Company other than for Cause or is terminated by the participant for Good Reason (as defined below), in either case within three months prior to or within one year following a Change in Control, the Committee will immediately vest and pay out (i) the Annual Award on the 60th day following such termination as though the applicable Performance Goal(s) had been achieved at the target level and (ii) the Long-Term Cash and Equity Awards on the Long-Term Regular Payment Dates based on actual performance through the end of the Performance Period, and multiplied by the previously described Pro-Ration Fraction. Awards will be paid on the date when all other awards are paid. The payment of any such Award shall be subject to the participant's execution (without revocation) of a general release of claims in substantially the form provided under the Company's Executive Severance Plan. For purposes of this Executive Incentive Plan, "Good Reason" shall have the same meaning defined for that term in the Company's Executive Severance Plan, whether or not the individual is a participant in such Executive Severance Plan.

II. OTHER ADMINISTRATIVE MATTERS

A. 409A Matters

1. Annual Awards payable under this plan are intended not to be deferred compensation within the meaning of Section 409A of the Code, and the 2016 Executive Incentive Plan will be administered and interpreted to be consistent with that intention. Annual Awards that are earned will in no event be paid later than the 15th day of the third month after the later of the last day of the calendar year or the last day of the fiscal year in which they are earned.

2. Long-Term Awards shall be treated as deferred compensation within the meaning of Section 409A of the Code, and the 2016 Executive Incentive Plan will be administered and interpreted to be consistent with that intention. In that regard, in the event that the participant is a "specified employee" within the meaning of Section 409A at the time of the termination (other than due to death), then notwithstanding anything contained in this 2016 Executive Incentive

Plan to the contrary, the Long-Term Award shall be delayed and paid on the first business day following the date that is six months following the date of participant's termination of employment, or earlier upon such participant's death. Each payment payable under this 2016 Executive Incentive Plan that is considered to be deferred compensation subject to Code Section 409A is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

B. **Effect of Awards on Other Benefits** – An Annual Award, to the extent earned, but not a Long-Term Award, will, as reasonably determined by the Committee in good faith, be considered in the definition of pay used to determine, as applicable: (1) the participant's severance benefits under the Centrus Energy Executive Severance Plan or any other severance plan in which he or she participates, (2) the participant's severance benefits under his or her Change in Control agreement with the Company, (3) the GVUL executive life insurance benefit administered through MetLife. Except as provided above in this section, amounts payable to any participant under the Plan shall not be taken into account in computing the participant's compensation for purposes of determining any pension, retirement, death or other benefit under an pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company, except as such other plan or agreement shall otherwise expressly provide.

C. **Participants Joining the Plan After the Effective Date** – In certain cases a participant may join the Executive Incentive Plan during the course of the Performance Period (either as a participant in the Annual Incentive, the Long-Term Incentive or both). Those individuals will be treated as partial participants as outlined below.

1. If an employee becomes eligible to participate in the Annual Award and/or the Long-Term Award for 2016 after the Effective Date either through promotion or by subsequent hiring by the Corporation, the employee's Target Annual Award or target Long-Term Award will be established according to the Target Award Chart in Attachment I which will be multiplied by the Pro-ration Fraction where the numerator is the number of days the employee is a participant in the Plan and the denominator is the number of days in the Performance Period (either Annual or Long-Term.

2. If an employee is promoted and by that promotion is eligible to participate in the Executive Incentive Plan at a higher Target Award Level, then their award shall be prorated based on the amount of time as a participant at each level (prior and new) and the base salary used in the calculation of any award shall be the salary in place while participating at each level. The sum of the two pro-rations will equal the participant's revised Target Award.

3. If, due to special circumstances, an employee who is not at one of the levels set forth in the Target Participation Chart in Attachment I and who is not subject to Section 16 of the Securities Exchange Act of 1934 becomes eligible to participate in the Plan, the applicable target percentage of base salary for such individual will be determined by the CEO, as approved by the Committee, but will not exceed the maximum target percentage for the Vice President level as shown in the Target Participation Chart. Any awards earned will be pro-rated, as previously described.

Attachment I
Plan Participation Levels

Target Award levels for the Annual Award and Long-Term Award and notional Equity Grant vehicle for 2016.

Level	2016 Target Award Annual Incentive Award [1]	2016 Target Cash Long-Term Incentive Award	2016 Equity Denominated Award
President & CEO	100%	90%	10%
Senior Vice Presidents	80%	90%	10%
Vice Presidents	60%	90%	10%
Other Participants	40%	90%	10%

[1] **Participants may receive up to 150% of the Target Award based on performance as determined by the Committee.**